Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Edgewood Services, Inc.
Federated Administrative Services
Federated Administrative Services, Inc.
Federated Investment Management Company
Federated Financial Services, Inc.
Federated Funding 1997-1, Inc.

Federated Global Investment Management Corp.
Federated International Holdings, B.V.
Federated International Management Limited
Federated Investment Counseling
Federated Investors Management Company
Federated Investors Trust Company

Federated Securities Corp.
Federated Services Company

Federated Shareholder Services, Co.
FII Holdings, Inc.
Passport Research Limited
Retirement Plan Services Company of America